EXHIBIT 4.4

GREENHUNTER ENERGY, INC.

CERTIFICATE OF CORRECTION

TO THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,

RIGHTS, NUMBER OF SHARES AND PREFERENCES OF THE

10% SERIES C CUMULATIVE PREFERRED STOCK

(Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware)

GreenHunter Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), and acting pursuant to Section 103(f) thereof, does hereby certify:

1. The name of the corporation is GreenHunter Energy, Inc.

2. The Amended and Restated Certificate of Designations, Rights, Number of Shares and Preferences of 10% Series C Cumulative Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of Delaware on April 24, 2012 contains several inaccuracies and requires correction as contemplated and permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3. Paragraph (a) of Section 12 of the Certificate of Designations is hereby corrected by deleting such paragraph in its entirety and replacing it with the following:

“(a) Upon the occurrence of a Change of Ownership or Control (the “Change of Control Date”), each holder of Series C Preferred Shares shall have the right, unless, prior to the Change of Control Date, the Corporation has provided or provides notice of its election to redeem the Series C Preferred Shares pursuant to Sections 5 and 6, to convert some or all of the Series C Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Date into a number of Common Shares per Series C Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the quotient obtained by dividing (i) the sum of (A) the $25.00 per share liquidation preference plus (B) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Date (unless the Change of Control Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (ii) the consideration per Common Share paid in the Change of Ownership or Control, provided that such consideration per share of Common Stock paid in the Change of Ownership or Control does not exceed 27.9329 per share (the “Share Cap”), subject to paragraph (b) of this section.”

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on behalf of the Corporation this 25th day of July 2012.

GREENHUNTER ENERGY, INC.

By:	/s/ Jonathan D. Hoopes
Name: Jonathan D. Hoopes
Title: President and Chief Operating Officer